UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  January 18, 2012 (January 16, 2012)

CHINA AGRITECH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34458	75-2955368
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

Room 3F No. 11 Building, Zhonghong International Business Garden
Future Business Center,
Chaoyang North Road, Chaoyang District, Beijing, China 100024

(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code: (86) 10-59621228

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 18, 2012, the Board of Directors (the “Board”) of China Agritech, Inc. (the “Company”, “we”, “us” or “our”) appointed Mr. Ge Wen to serve as our Interim Chief Financial Officer, effective immediately.

 Mr. Wen, age 43, joined the Company in July 2011 and has been extensively involved with the financial and auditing work of the Company. Mr. Wen has 20 years of financial management experience, including financial management, enterprise planning, company strategy setting, and corporate financing. Mr. Wen also has a background in auditing, risk control and financial accounting. Before joining the Company, Mr. Wen served as chief executive officer and chief financial officer of the Hong Kong  Winalite International Group Inc. from 2009 to 2011, and served as the financial director of Global Finance Center, and secretary of the Board of Directors of Tiens Group USA Inc., from June 2007 to November 2009. From April 2006 to May 2007, Mr. Wen was the Director of Accounting and Planning in the Shanghai region for China Vanke Company Limited, a large real estate envelopment company in China. Prior to that, Mr. Wen also served as a financial manager and financial consultant at accounting firms and an investing holding company in both China and the United States. Mr. Wen obtained a bachelor's degree in accounting from Jiangxi Financial University and a master of science degree in accounting from the University of St. Thomas in the United States. Mr. Wen is a certified public accountant in China.

The employment agreement between the Company and Mr. Wen has a term from January 18, 2012 through January 17, 2013. Mr. Wen receives a base salary of $12,500 per month.  Either party may terminate the employment at any time for any reason or no reason upon one month advance written notice to the other party.

There are no family relationships between Mr. Wen and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Also, on January 16, 2012, the Company accepted, effective immediately, the resignation of Mr. Yau-Sing Tang as Chief Financial Officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA AGRITECH, INC.

Date: January 18, 2012	/s/ Yu Chang
Yu Chang
Chief Executive Officer